As filed with the U.S. Securities and Exchange Commission on January 30, 2017

Securities Act File No. 333-213814

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

Stone Ridge Trust

(Exact Name of Registrant as Specified in Charter)

510 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: 855-609-3680

Stone Ridge Trust

510 Madison Avenue, 21st Floor

New York, New York 10022

(Name and Address of Agent for Service)

With Copies to:

Elizabeth J. Reza

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

No filing fee is due because an indefinite number of shares has previously been registered in reliance on Section 24(f) under the Investment Company Act of 1940, as amended.

This Post-Effective Amendment No. 1 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

STONE RIDGE TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A - Combined Information Statement and Prospectus*

Part B - Statement of Additional Information*

Part C - Other Information

Signature Page

Exhibits

*

Incorporated by reference to Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on September 27, 2016 and as revised and subsequently filed in definitive form pursuant to Rule 497 on October 31, 2016 (Form No. 333-213814) (the “Registration Statement”).

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely in order to add, as Exhibit 12 to the Registration Statement, the Opinion of Ropes & Gray LLP as to tax matters.

2

PART C. OTHER INFORMATION

Item 15. Indemnification

The Registrant’s Second Amended and Restated Agreement and Declaration of Trust, incorporated herein by reference, contains provisions limiting the liability, and providing for indemnification, of the Trustees, officers, employees and other “Covered Persons” (including their respective heirs, assigns, successors or other legal representatives) to the fullest extent permitted by law, including advancement of payments of all expenses incurred in connection with the preparation and presentation of any defense (subject to repayment obligations in certain circumstances).

The Registrant’s Distribution Agreement, incorporated hereto by reference, contains provisions limiting the liability, and providing for indemnification, of the Trustees and officers under certain circumstances.

Further, the Stone Ridge High Yield Reinsurance Risk Premium Fund’s First Amended and Restated Investment Management Agreement, the Stone Ridge U.S. Large Cap Variance Risk Premium Fund’s and Stone Ridge U.S. Small Cap Variance Risk Premium Fund’s Investment Management Agreement, the Stone Ridge U.S. Variance Risk Premium Master Fund’s Investment Management Agreement, the Stone Ridge International Developed Markets Variance Risk Premium Fund’s and Stone Ridge Emerging Markets Variance Risk Premium Fund’s Investment Management Agreement, the Stone Ridge International Variance Risk Premium Master Fund’s Investment Management Agreement and the Stone Ridge Global Equity Variance Risk Premium Master Fund’s Investment Management Agreement, each incorporated herein by reference, contain provisions limiting the liability, and providing for indemnification, of Stone Ridge and its personnel under certain circumstances.

Registrant’s Trustees and officers are insured under a standard investment company errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their official capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Item 30, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

(1)	(a)

Amended and Restated Certificate of Trust of the Registrant, dated as of October 23, 2015, incorporated by reference to Exhibit (1)(d) filed with the Registrant’s Registration Statement on Form N-14, as filed with the Securities and Exchange Commission (“SEC”) via EDGAR on September 27, 2016.

(b)

Second Amended and Restated Agreement and Declaration of Trust of the Registrant, dated as of October 17, 2014, incorporated by reference to Exhibit (a)(3) filed with the Registrant’s Post-Effective Amendment No. 24 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2015.

(2)

Bylaws of the Registrant, incorporated by reference to Exhibit (b) filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 10, 2012.

(3)		Not applicable.

(4)

Form of Agreement and Plan of Reorganization, incorporated by reference to Appendix A to the information statement/prospectus filed as Part A of Registrant’s Registration Statement on Form N-14 as filed with the SEC via EDGAR on September 27, 2016.

(5)		Not applicable.

(6)	(a)

Investment Management Agreement between Stone Ridge Asset Management LLC (“Stone Ridge”) and the Registrant on behalf of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 11, 2013, incorporated by reference to Exhibit (d)(1) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(b)

Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund) and Stone Ridge U.S. Small Cap Variance Risk Premium Fund, incorporated by reference to Exhibit (d)(2) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(c)

Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge U.S. Variance Risk Premium Master Fund (formerly known as Stone Ridge U.S. Master Variance Risk Premium Fund), incorporated by reference to Exhibit (d)(3) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(d)

Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Developed Markets Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk Premium Fund, dated as of January 23, 2014, incorporated by reference to Exhibit (d)(4) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(e)

Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Variance Risk Premium Master Fund (formerly known as Stone Ridge International Master Variance Risk Premium Fund), dated as of September 19, 2013, incorporated by reference to Exhibit (d)(5) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(f)

Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (d)(6) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(g)

Investment Management Agreement between Stone Ridge and the Registrant on behalf of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio, and Elements Emerging Markets Portfolio, to be filed by amendment.

(7)	(a)

Distribution Agreement between the Registrant and Quasar Distributors, LLC (the “Distributor”), incorporated by reference to Exhibit (e) filed with the Registrant’s Pre-Effective Amendment No. 2 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 16, 2013.

(b)

Second Amendment to the Distribution Agreement, incorporated by reference to Exhibit (e)(2) filed with the Registrant’s Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 21, 2014.

(c)

Third Amendment to the Distribution Agreement, incorporated by reference to Exhibit (e)(3) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

	(d)	Fourth Amendment to the Distribution Agreement, to be filed by amendment.

(8)		Not applicable.

(9)	(a)

Custody Agreement, dated as of December 15, 2012, incorporated by reference to Exhibit (g)(1) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(b)

First Amendment to the Custody Agreement, incorporated by reference to Exhibit (g)(2) filed with the Registrant’s Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 21, 2014.

(c)

Second Amendment to the Custody Agreement, incorporated by reference to Exhibit (g)(3) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

(d)

Third Amendment to the Custody Agreement, incorporated by reference to Exhibit (g)(4) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

(10)	(a)

First Amended and Restated Class I Rule 12b-1 Plan of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (m)(1) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(b)

Class I Rule 12b-1 Plan of each of Stone Ridge U.S. Large Cap Variance Risk Premium Fund, Stone Ridge U.S. Small Cap Variance Risk Premium Fund and Stone Ridge U.S. Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(2) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(c)

Second Amended and Restated Class M Rule 12b-1 Plan of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (m)(3) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(d)

Class M Rule 12b-1 Plan of each of Stone Ridge U.S. Large Cap Variance Risk Premium Fund, Stone Ridge U.S. Small Cap Variance Risk Premium Fund and Stone Ridge U.S. Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(4) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(e)

Class I Rule 12b-1 Plan of each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, dated as of September 19, 2013, incorporated by reference to Exhibit (m)(5) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(f)

Class M Rule 12b-1 Plan of each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, dated as of September 19, 2013, incorporated by reference to Exhibit (m)(6) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

	(g)

Class I Rule 12b-1 Plan of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(7) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

	(h)

Class M Rule 12b-1 Plan of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(8) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

	(i)

Rule 12b-1 Plan of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio, and Elements Emerging Markets Portfolio, to be filed by amendment.

(11)

Opinion and consent of Smith, Katzenstein & Jenkins, LLP as to the legality of issuance of shares, incorporated by reference to Exhibit (11) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

(12)			Opinion of Ropes & Gray LLP regarding certain tax matters, filed herewith.

(13)	(a)	(1)

Fund Administration Servicing Agreement, dated as of December 15, 2012, incorporated by reference to Exhibit (h)(1) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

		(2)

Amendment to Fund Administration Servicing Agreement, incorporated by reference to Exhibit (h)(1)(b) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

		(3)

Second Amendment to Fund Administration Servicing Agreement, incorporated by reference to Exhibit (h)(1)(c) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

	(b)	(i)

Transfer Agent Servicing Agreement, dated as of December 15, 2012, incorporated by reference to Exhibit (h)(2)(a) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

		(ii)

Addendum to the Transfer Agent Servicing Agreement, incorporated by reference to Exhibit (h)(2)(a) filed with the Registrant’s Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 21, 2014.

		(iii)

Amendment to Transfer Agent Servicing Agreement, incorporated by reference to Exhibit (h)(2)(c) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

		(iv)

Second Amendment to Transfer Agent Servicing Agreement, incorporated by reference to Exhibit (h)(2)(d) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

	(c)

Fund Accounting Servicing Agreement, dated as of December 15, 2012, incorporated by reference to Exhibit (h)(3) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(d)

Amendment to Fund Accounting Servicing Agreement, incorporated by reference to Exhibit (h)(3)(b) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

(e)

Second Amendment to Fund Accounting Servicing Agreement, incorporated by reference to Exhibit (h)(3)(c) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

(f)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of October 17, 2014, incorporated by reference to Exhibit (h)(4) filed with the Registrant’s Post-Effective Amendment No. 24 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2015.

(g)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge U.S. Large Cap Variance Risk Premium Fund and Stone Ridge U.S. Small Cap Variance Risk Premium Fund, dated as of October 17, 2014, incorporated by reference to Exhibit (h)(5) filed with the Registrant’s Post-Effective Amendment No. 25 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2015.

(h)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Developed Markets Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk Premium Fund, dated as of October 17, 2014, incorporated by reference to Exhibit (h)(6) filed with the Registrant’s Post-Effective Amendment No. 25 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2015.

(i)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Variance Risk Premium Master Fund, dated as of October 17, 2014, incorporated by reference to Exhibit (h)(7) filed with the Registrant’s Post-Effective Amendment No. 25 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2015.

(j)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Global Equity Variance Risk Premium Master Fund, dated as of October 17, 2014, incorporated by reference to Exhibit (h)(8) filed with the Registrant’s Post-Effective Amendment No. 25 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2015.

(k)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 22, 2016, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(l)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge U.S. Large Cap Variance Risk Premium Fund and Stone Ridge U.S. Small Cap Variance Risk Premium Fund, dated as of January 22, 2016, incorporated by reference to Exhibit (h)(10) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(m)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Developed Markets Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk Premium Fund, dated as of January 22, 2016, incorporated by reference to Exhibit (h)(11) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(n)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Variance Risk Premium Master Fund, dated as of January 22, 2016, incorporated by reference to Exhibit (h)(12) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(o)

Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Global Equity Variance Risk Premium Master Fund, dated as of January 22, 2016, incorporated by reference to Exhibit (h)(13) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(p)

Form of Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of September 19, 2016, incorporated by reference to Exhibit (13)(n) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

(q)

Subscription Agreement for Seed Capital, incorporated by reference to Exhibit (l) filed with Registrant’s Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 16, 2013.

(r)

First Amended and Restated Multi-Class Plan Pursuant to Rule 18f-3 of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (n)(1) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(s)

Multi-Class Plan Pursuant to Rule 18f-3 of each of Stone Ridge U.S. Large Cap Variance Risk Premium Fund, Stone Ridge U.S. Small Cap Variance Risk Premium Fund and Stone Ridge U.S. Variance Risk Premium Master Fund, incorporated by reference to Exhibit (n)(2) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(t)

Multi-Class Plan Pursuant to Rule 18f-3 of each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, incorporated by reference to Exhibit (n)(3) filed with the Registrant’s Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on January 21, 2014.

(u)

Multi-Class Plan Pursuant to Rule 18f-3 of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (n)(4) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(v)

Code of Ethics of Stone Ridge Trust, incorporated by reference to Exhibit (p)(1) filed with the Registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 10, 2012.

(w)

Code of Ethics of Stone Ridge, incorporated by reference to Exhibit (p)(2) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

(x)

Code of Ethics of the Distributor for Non-Access Persons, incorporated by reference to Exhibit (p)(3) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

(y)

Code of Ethics of the Distributor for Access Persons, incorporated by reference to Exhibit (p)(4) filed with the Registrant’s Post-Effective Amendment No. 30 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 15, 2016.

(14)

Consent of Independent Registered Public Accounting Firm, incorporated by reference to Exhibit (14) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

(15)		Not applicable.

(16)		Power of Attorney, incorporated by reference to Exhibit (16) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

(17)	(a)

The Registrant’s current prospectus, dated February 29, 2016, only with respect to the information about Stone Ridge Reinsurance Risk Premium Fund’s and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (17)(a) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

(b)

The Registrant’s current Statement of Additional Information, dated February 29, 2016, only with respect to the information about Stone Ridge Reinsurance Risk Premium Fund’s and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (17)(b) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

(c)

The Registrant’s annual report to shareholders, dated as of October 31, 2015, only with respect to the information about Stone Ridge Reinsurance Risk Premium Fund’s and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (17)(c) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

(d)

The Registrant’s semi-annual report to shareholders, dated as of April 30, 2016 only with respect to the information about Stone Ridge Reinsurance Risk Premium Fund’s and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (17)(d) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on September 27, 2016.

Item 17. Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 30 day of January, 2017.

STONE RIDGE TRUST

By:	/s/ PATRICK KELLY
Patrick Kelly, Treasurer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Trustee, President (Principal Executive Officer)	January 30, 2017
Ross Stevens

/s/ PATRICK KELLY	Treasurer (Principal Financial Officer)	January 30, 2017
Patrick Kelly

*	Trustee	January 30, 2017
Daniel Charney

*	Trustee	January 30, 2017
Jeffery Ekberg

* Power of Attorney

*By:    /s/ PATRICK KELLY

   Patrick Kelly

   Attorney in Fact

INDEX TO EXHIBITS

Exhibit Number	Description

(12)	Opinion of Ropes & Gray LLP regarding certain tax matters.

2